Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 19, 2023
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2023, consolidated net income was $7,354,000, or $0.89 per diluted share (EPS), as compared to $8,404,000, or $1.02 EPS, for the prior quarter and $6,800,000, or $0.83 EPS, for the same period a year ago. Consolidated net income for the nine months ended September 30, 2023 was $24,983,000, or $3.04 EPS, compared to $13,427,000 or $1.64 EPS for the same period of 2022.

The decrease in third quarter net income compared to the prior quarter was due primarily to an increase in deposit interest expense, a credit loss provision and an increase in non-interest expense. The QTD and YTD increases compared to the same periods of 2022 were related to net interest income increases resulting from increased yields on earning assets, triggered by FOMC rate hikes, combined with the growth of our loan portfolio.

Net interest income for the three months ended September 30, 2023 was $18,938,000, compared to $19,407,000 in the prior quarter, and $16,772,000 in the same period a year ago. Interest expense on deposit accounts increased during the quarter, and our average cost of funds rate increased to 0.33% from 0.16% in the prior quarter and 0.06% in the same quarter of the prior year. Overall, the rate increases that began in 2022 have had a positive impact on net interest income and resulted in an increase over the 2022 comparable period. In addition to rising yields, we’ve recognized $59.0 million in loan growth, during the prior twelve months.

Net interest margin for the three months ended September 30, 2023 was 4.34%, compared to 4.45% for the prior quarter and 3.61% for the same period last year. The interest margin decrease compared to the prior quarter was related to deposit interest expense as described above. The net interest margin expansion for 2023 YTD compared to 2022 was fueled by the impact of FOMC rate increases on earning asset yields and growth of the loan portfolio, as discussed above.

“Net interest income and net interest margin remain strong and continue to have positive impact on profitability. While rate pressures have begun to increase cost of funds, we’ve been pleased with the way our relationship banking model and deposit mix have enabled us to balance customer demand and interest sensitivity with their respective liquidity needs,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,566,000 for the quarter ended September 30, 2023, compared to $1,655,000 for the prior quarter and $1,611,000 for the same period last year. The decrease compared to the prior period was due to a negative change in the market value of equity securities, which was partially offset by an increase in service charges.

Non-interest expense totaled $10,578,000 for the quarter ended September 30, 2023, compared to $10,062,000 in the prior quarter and $9,370,000 in the same quarter a year ago. The third quarter increase compared to prior periods is mainly due to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.84 billion at September 30, 2023, a decrease of $26.3 million and $127.1 million over June 30, 2023 and September 30, 2022, respectively, due to the deposit decreases as described below. Gross loans were $971.2 million at September 30, 2023, an increase of $20.8 million over June 30, 2023 and $59.0 million over September 30, 2022. The Company’s total deposits were $1.67 billion as of September 30, 2023, a decrease of $15.8 million and $164.3 million from June 30, 2023 and September 30, 2022, respectively. The deposit decrease during the third quarter was related to normal balance fluctuations from core deposit accounts. Our liquidity position is very strong as evidenced by $278 million in cash and cash equivalents balances at September 30, 2023.

“We are pleased to report another solid quarter of financial results. We are understandably excited that our relationship teams continue to drive year-over-year loan growth, particularly in the current rate environment,” stated Chris Courtney, CEO. “While we have expanded our branch network and lending footprint in the Sacramento region, to capitalize on these opportunities, we remain committed to attracting banking professionals who align with our commitment to cultivating lifelong relationships with clients by treating them right and helping their businesses excel,” Courtney concluded.

Non-performing assets (“NPA”) remained at zero as of September 30, 2023, as they were for all of 2023 and 2022. The allowance for credit losses (“ACL”) as a percentage of gross loans increased to 1.00% at September 30, 2023, compared to 0.99% at June 30, 2023 and 1.21% at September 30, 2022. The slight increase in the third quarter was related to a provision for credit loss of $300,000, which was mainly due to macro-economic conditions and loan growth of $20.8 million during the third quarter. The Company’s credit quality remains stable and credit loss reserves relative to gross loans remain at acceptable levels as determined by management’s evaluation of the CECL credit risk model.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company’s Roseville location opened in early 2022 as a Loan Production Office and as a full-service branch in December 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2023	2023	2023	2022	2022

Net interest income	$18,938	$19,407	$19,543	$19,113	$16,772
Provision (reversal of) for credit losses	300	-	(460)	(1,550)	200
Non-interest income	1,566	1,655	1,655	1,421	1,611
Non-interest expense	10,578	10,062	9,757	9,611	9,370
Net income before income taxes	9,626	11,000	11,901	12,473	8,813
Provision for income taxes	2,272	2,596	2,676	2,998	2,013
Net income	$7,354	$8,404	$9,225	$9,475	$6,800

Earnings per common share - basic	$0.90	$1.03	$1.13	$1.16	$0.83
Earnings per common share - diluted	$0.89	$1.02	$1.12	$1.15	$0.83
Dividends paid per common share	$0.16	$-	$0.16	$-	$0.15
Return on average common equity	19.85%	23.48%	28.36%	33.37%	21.96%
Return on average assets	1.57%	1.79%	1.93%	1.90%	1.35%
Net interest margin (1)	4.34%	4.45%	4.39%	4.09%	3.61%
Efficiency ratio (2)	49.89%	46.31%	46.31%	45.49%	48.14%

Capital - Period End
Book value per common share	$16.29	$17.76	$17.08	$15.33	$12.86

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Loan loss reserve/ gross loans	1.00%	0.99%	1.01%	1.03%	1.21%

Period End Balance Sheet
($ in thousands)
Total assets	$1,835,402	$1,861,713	$1,940,674	$1,968,346	$1,962,470
Gross loans	971,243	950,488	926,820	915,758	912,235
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	9,738	9,411	9,383	9,468	10,997
Deposits	1,666,548	1,682,378	1,769,176	1,814,297	1,830,882
Common equity	135,095	147,122	141,470	126,627	106,188

Non-Financial Data
Full-time equivalent staff	225	213	206	198	209
Number of banking offices	18	18	18	18	17

Common Shares outstanding
Period end	8,293,468	8,281,661	8,281,661	8,257,894	8,258,794
Period average - basic	8,197,083	8,195,270	8,182,737	8,175,871	8,172,836
Period average - diluted	8,232,338	8,227,218	8,226,991	8,213,891	8,206,342

Market Ratios
Stock Price	$25.08	$25.19	$23.66	$22.65	$17.87
Price/Earnings	7.05	6.12	5.17	4.93	5.41
Price/Book	1.54	1.42	1.39	1.48	1.39

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	NINE MONTHS ENDED SEPTEMBER 30,
	2023	2022
Profitability
($ in thousands, except per share)
Net interest income	$57,888	$40,963
(Reversal of) provision for credit losses	(160)	200
Non-interest income	4,876	4,150
Non-interest expense	30,397	27,697
Net income before income taxes	32,527	17,216
Provision for income taxes	7,544	3,789
Net income	$24,983	$13,427

Earnings per share - basic	$3.05	$1.64
Earnings per share - diluted	$3.04	$1.64
Dividends paid per share	$0.32	$0.30
Return on average equity	23.71%	13.79%
Return on average assets	1.76%	0.92%
Net interest margin (1)	4.39%	3.05%
Efficiency ratio (2)	47.48%	58.20%

Capital - Period End
Book value per share	$16.29	$12.86

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Loan loss reserve/ gross loans	1.00%	1.21%

Period End Balance Sheet
($ in thousands)
Total assets	$1,835,402	$1,962,470
Gross loans	971,243	912,235
Nonperforming assets	-	-
Allowance for credit losses	9,738	10,997
Deposits	1,666,548	1,830,882
Stockholders' equity	135,095	106,188

Non-Financial Data
Full-time equivalent staff	225	209
Number of banking offices	18	17

Common Shares outstanding
Period end	8,293,468	8,258,794
Period average - basic	8,191,749	8,167,093
Period average - diluted	8,228,869	8,201,695

Market Ratios
Stock Price	$25.08	$17.87
Price/Earnings	6.15	8.13
Price/Book	1.54	1.39

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.